Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              CRAY RESEARCH, INC.
                (Exact name of registrant as specified in its charter)

          Delaware                                  39-1161138
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)

                              655A Lone Oak Drive
                            Eagan, Minnesota  55121
                (Address of Principal Executive Offices) (Zip Code)

                            PERFORMANCE INCENTIVE PLAN
                              (Full title of the plan)

                                   ROBERT H. EWALD
                       President and Chief Operating Officer
                                Cray Research, Inc.
                                655A Lone Oak Drive
                              Eagan, Minnesota  55121
                     (Name and address of agent for service)

                                 (612) 452-6650
            (Telephone number, including area code, of agent for service)

                                     Copy to:

                                 DEAN R. EDSTROM
                             Doherty, Rumble & Butler
                             Professional Association
                             3500 Fifth Street Towers
                             150 South Fifth Street
                         Minneapolis, Minnesota  55402-4235
                                 (612) 340-5575

                          CALCULATION OF REGISTRATION FEE


Title of                    Proposed Maximum      Proposed Maximum  Amount of
Securities to  Amount to    Offering Price        Aggregate         Registration
be Registere   be           Per Share             Offering Price    Fee
               Registered

Common Stock,
$1.00 par
 value (1)     500,000 shares  $18.25(2)          $9,125,000(2)       $3,147

(1)         With Common Share Purchase Rights attached.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Registrant's shares of Common Stock on the New York Stock Exchange as reported by The Wall Street Journal. On March 30, 1995, the average of the high and low prices was $18.25.

                                      PART II
                    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") under File No. 1-8028 prior to the date of this Registration Statement, are, as of their respective dates, incorporated in this Registration Statement by reference and made a part hereof:

            (a) The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1994 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

            (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

            (c) The descriptions of the Registrant's Common Stock and Common Share Purchase Rights contained in registration statements filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

           All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

          Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

                 Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                 Not applicable.

Item 6.  Indemnification of Directors and Officers.
            Article VIII of the Bylaws of the Registrant provides for indemnification of and advance of expenses to directors, officers, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware.

            Section 145 of the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            The Delaware General Corporation Law further provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or
(iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Registrant's Certificate of Incorporation contains such a provision.

            The Registrant maintains a directors' and officers' liability insurance policy.

Item 7.  Exemption from Registration Claimed.

                 Not applicable.

Item 8.  Exhibits.

 4.1    -        Copy of Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on April 6, 1972, and amendments thereto as filed: (i) December 22, 1975 and May 14, 1979 (incorporated by reference to
Exhibit 4 of Item 13 to the Registrant's Registration Statement on Form S-16, as filed with the Securities and Exchange Commission on October 16, 1980, Registration No. 2-69445); (ii) December 10, 1980 (incorporated by reference to
Exhibit 3 of Item 11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1980); (iii) May 21, 1985 (incorporated by reference to
Exhibit 4 of Item 6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1985); (iv) July 9, 1987 (incorporated by reference to
Exhibit 3 of Item 6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987); and (v) May 29, 1990 (incorporated by reference to
Exhibit 3.1 of Item 14 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

 4.2    -       Copy of the Registrant's Bylaws, as amended through December 21,
1994 (incorporated by reference to Exhibit 3.2 of Item 14 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

 4.3    -       Copy of Common Shares Rights Agreement dated as of May 15, 1989 between the Registrant and Norwest Bank Minnesota, N.A. (incorporated by reference to the Registrant's Registration Statement on Form 8-A dated May 24,
1989).

 5      -       Opinion of Doherty, Rumble & Butler Professional Association,
with respect to the legality of the securities to be issued pursuant to the Performance Incentive Plan.

23.1    -       Consent of KPMG Peat Marwick LLP, independent auditors.

23.2    -       Consent of Doherty, Rumble & Butler Professional Association
(included in Exhibit 5).

24      -       Power of Attorney (included on the signature pages of this
Registration Statement).

29      -       Performance Incentive Plan.

Item 9.  Undertakings.
      (a)     The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to which information in the registration statement; Provided, however, That paragraphs
(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, and the State of Minnesota, on this 28th day of March, 1995.

                                                 CRAY RESEARCH, INC.


                                                 By ROBERT H. EWALD
                                                    Robert H. Ewalf
                                                    President and Chief
                                                    Operating Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities, and on the dates, indicated. Each person whose signature to the Registration Statement appears below hereby appoints Robert H. Ewald and Laurence L. Betterley, or either of them, as his attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf, individually and in the capacity stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.


Signature                 Title                                  Date



ROBERT H. EWALD           President, Chief                      March 28,1995
Robert H. Ewald           Operating Officer(Principal Executive
                          Officer) and Director



LAURENCE L. BETTERLEY     Chief Financial Officer               March 28,1995
Laurence L. Betterley     (Principal Financial
                          Officer)



STEVEN E. SNYDER          Corporate Controller                  March 28,1995
Steven E. Snyder          (Principal Accounting
                          Officer)

LAWRENCE E. EATON         Director                              March 28,1995
Lawrence E. Eaton



CATHERINE M. HAPKA        Director                              March 28,1995
Catherine M. Hapka



PHILIP G. HEASLEY         Director                             March 28,1995
Philip G. Heasley



ROBERT G. POTTER          Director                             March 28,1995
Robert G. Potter



ANDREW SCOTT              Director                             March 28,1995
Andrew Scott



JAN H. SUWINSKI           Director                             March 28,1995
Jan H. Suwinski

                                   EXHIBIT INDEX

                                                                     Page

 4.1  -            Copy of Certificate of Incorporation of
     the Registrant as filed with the Delaware
     Secretary of State on April 6, 1972, and
     amendments thereto as filed: (i) December
     22, 1975 and May 14, 1979 (incorporated by
     reference to Exhibit 4 of Item 13 to the
     Registrant's Registration Statement on
     Form S-16, as filed with the Securities
     and Exchange Commission on October 16, 1980,
     Registration No. 2-69445); (ii) December
     10, 1980 (incorporated by reference to
     Exhibit 3 of Item 11 to the Registrant's
     Annual Report on Form 10-K for the year
     ended December 31, 1980); (iii) May
     21, 1985 (incorporated by reference to
     Exhibit 4 of Item 6 to the Registrant's
     Quarterly Report on Form 10-Q for the
     quarter ended June 30, 1985); (iv)
     July 9, 1987 (incorporated by reference
     to Exhibit 3 of Item 6 to the Registrant's
     Quarterly Report on Form 10-Q for the
     quarter ended June 30, 1987); and
     May 29, 1990 (incorporated by reference
     to Exhibit 3.1 of Item 14 to the Registrant's
     Annual Report on Form 10-K for the year
     ended December 31, 1990)                                          --

 4.2 -        Copy of the Registrant's Bylaws, as amended
     through December 21, 1994 (incorporated by
     reference to Exhibit 3.2 of Item 14 to the
     Registrant's Annual Report on Form 10-K for
     the year ended December 31, 1994)                                 --

 4.3 -        Copy of Common Shares Rights Agreement dated
     as of May 15, 1989 between the Registrant and
     Norwest Bank Minnesota, N.A. (incorporated by
     reference to the Registrant's Registration
     Statement on Form 8-A, dated May 24, 1989)                         --

 5    -       Opinion of Doherty, Rumble & Butler
      Professional Association, with respect to
      the legality of the securities to be issued
      pursuant to the Performance Incentive Plan                        13

23.1 -        Consent of KPMG Peat Marwick LLP, independent
    auditors                                                            16

23.2 -       Consent of Doherty, Rumble & Butler Professional
     Association, counsel to the Company (included
     in Exhibit 5)                                                      13

24 -  Power of Attorney (included on the signature
      pages of this Registration Statement)                              8

29 -  Performance Incentive Plan                                        18

                                                                 Exhibit 5

                                                   Cray Research,Inc.
                                                   April 3, 1995


                                     April 3, 1995



Cray Research, Inc.
655A Lone Oak Drive
Eagan, MN  55121

Re:  Cray Research, Inc.
     Performance Incentive Plan

Gentlemen:

                We are acting as special counsel for Cray Research, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 500,000 shares of common stock, $1.00 par value (with related Common Share Purchase Rights) (collectively, the "Common Stock"), issuable pursuant to the Company's Performance Incentive Plan (the "Plan"). A Registration Statement on Form S-8 has been prepared for filing under the Act.

                In connection with the offering of the Common Stock, we have examined originals or copies submitted to us that we have assumed are genuine, accurate and complete, of all such corporate records of the Company, agreements and other instruments, certificates of public officials, officers and representatives of the Company, and other documents we have deemed necessary or appropriate to require as the basis for the opinions hereinafter expressed. As to various questions of fact material to this opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company.

               Based and relying solely upon the foregoing, it is our opinion that when the 500,000 shares of the Common Stock, or any portion thereof, are issued pursuant to and in accordance with the Plan, such shares will be validly issued, fully paid and nonassessable.

                                                   Cray Research, Inc.
                                                   April 3, 1995

               We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Opinions" in a related prospectus as having passed upon the validity of the issuance of the Common Stock. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          DOHERTY, RUMBLE & BUTLER
                                          PROFESSIONAL ASSOCIATION



                                          By: DEAN R. EDSTROM

                                                           Exhibit 23.1

                                   KPMG PEAT MARWICK LLP





                                Independent Auditors' Consent



The Board of Directors
Cray Research, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the caption "Experts" in the Prospectus included in this Registration Statement on Form S-8.


                                          KPMG PEAT MARWICK LLP


Minneapolis, Minnesota
April 3, 1995

                                                         Exhibit 29

                                  CRAY RESEARCH, INC.
                              PERFORMANCE INCENTIVE PLAN
                                    March 28, 1995

The purpose of the Performance Incentive Plan is to recognize and reward employees of Cray Research, Inc. and its subsidiaries (the "Company") for contributions to the success of the Company's annual business objectives. Incentive awards are based on performance results compared to annually established plan goals. The Plan shall be administered by the Compensation and Development Committee of the Board of Directors.

OBJECTIVES

* Promote strong linkages (between employee contributions and overall business unit and Company performance) that enhance shareholder value.

* Reward individual performance that directly supports the achievement of the business units' and the Company's annual business objectives.

* Reward and recognize innovation and creativity in accomplishing business objectives.

* Attract and retain the critical technical and leadership talent necessary for the Company's success.

* Provide the opportunity for significant compensation based on individual and Company annual performance without increasing compensation fixed costs.

* More closely align employee and officer interests with that of shareholders.

ELIGIBILITY

All employees will be automatically eligible for participation in the plan. With the approval of the CEO or President, some employees may be excluded from participation in the Plan.

Group levels are as follows:

Group
Grades
Group 0
Employees excluded from participation with the approval of the CEO or President
Group 50
Grades not specified below
Group 1
A6, A7, CS4, CS5, F5, F6, H8, H9, IN4, IN5, S7, S8, XA4, XH3
Group 2
A8, A9, CS6, CS7, F7, F8, H10, H11, IN6, IN7, S9, S10, XA5, XF4, XJ4, XJ5
Group 3
A10, A11, S11, S12, H12, H13
Group 4
A12
Group 5
A13, A14
Group 6
A15
Group 7
A16

PERFORMANCE TARGETS

A Company measure will be determined and performance levels established by the Compensation and Development Committee upon recommendation by the Chief Executive Officer or President. A measure for each participating business unit will be established annually and approved by the Chief Executive Officer or President. Concurrently, minimum and maximum levels of performance will be determined for use in calculating awards under the Plan.

PERFORMANCE RESULTS

The Chief Executive Officer or President will recommend to the Compensation and Development Committee for approval the performance on the past year's Company performance target at the first meeting of each calendar year. Business units' past year's performance will be approved by the Chief Executive Officer or President in January and reviewed by the Compensation and Development Committee.

DETERMINATION AND PAYMENT OF AWARDS

All participants will have their awards determined by Company and business unit performance.

Employees in Groups 50, 1, 2, 3 and 4 will have a component of their awards based on performance against individual objectives. Performance objectives for these participants will be based on the performance of specific job responsibilities that support the achievement of Company and business unit objectives. At the beginning of the Plan year, these participants, will work with their managers, to develop measurable objectives to be used in determining individual performance.

Each participant and his/her manager will work throughout the year to ensure on-going relevancy of objectives, reflecting changing business conditions. At the end of the Plan year, each participant's manager will assess performance against objectives and recommend an individual award percentage which accurately reflects the individual's performance; these recommendations are submitted to the appropriate Vice President for review and approval. If individual objectives are not met, adjustment in the individual award percentage will be made down to the minimum level of zero. If individual objectives are exceeded, adjustments up to the maximum level are to be made. The full range of awards, from minimum to maximum, is expected to be utilized by those making award recommendations. Executive management endorsement is also required prior to final approval by the Chief Executive Officer or President.

Following approval of Company and business unit objectives and the satisfaction of eligibility requirements, each participant will be notified of the manner by which his or her award will be determined, the range of possible awards, and other appropriate information.

The individual payout under this Plan is expressed as a percentage of eligible wages. For the purposes of this Plan, eligible wages for Groups 1-7 include regular pay, overtime pay, shift differential pay, stand-by pay, short-term disability paid by Cray Research, personal time and holiday time. It does not include income from commissions, quota attainment payments, annual incentive plan payouts, the Cash Bonus Program, discretionary awards, imputed income, or any amount included on an employee's W-2 for the grant or exercise of a stock option. It does not include allowances or reimbursement for expenses, merchandise discounts or other similar remunerations. Eligible wages for Group 50 is the same as for Groups 1-7 with the addition of commissions and quota attainment payments.

The individual award percentage range will be established for each employee based on his or her level of participation. The minimum award for any participant is 0%, the maximum award will the highest award opportunity for an employee in a given level.

To be eligible to receive an award payment, participants in the Plan must be an employee of the Company on the last business day of the year. In the event of death or disability, a prorated award will be made to the participant or the participant's estate based on the eligible wages of the employee at the time of death or disability, Company and business unit performance for the year, and the individual's target.

No award payments will be made to any Plan participants if payments calculated under the terms of the Plan would result in a loss for the fiscal year with respect to which payments are made or the stated minimum level of Company performance is not achieved.

Award payments will be made in cash except that employees in Groups 50, 1, 2, and 3, may take up to 50% of the award in common stock of the Company at the participant's election, not withstanding awards to officers who are subject to the reporting requirements of Section 16b of the Securities Exchange Act of 1934 shall be paid only in cash. Elections must be made prior to the end of the current calendar year, with payments anticipated at the end of February, unless otherwise determined by the Compensation and Development Committee.

Awards paid in stock will be based on the closing market price of the stock on the first working day of February of the new year, discounted by 15%. In addition, individual participants who are eligible to participate in the Deferred Compensation Plan may defer (prior to the end of the current calendar year) all or any portion of their bonus to be paid. Participants will be advised in writing of the status of the deferred account. Awards are not transferable.

The Compensation and Development Committee shall approve elected officer awards.

NUMBER OF SHARES RESERVED FOR ISSUANCE

A total of 500,000 shares of the Company's common stock, one dollar par value, has been reserved for issuance to employees participating under the Plan.

ADJUSTMENT OF SHARES

In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the common stock of the Company, appropriate equitable share and price adjustments shall be made to awards and the Plan to prevent dilution or enlargement of rights.

AMENDMENT

The Board of Directors reserves the right to amend or cancel the Plan at any time.

DRE:79774:hl
04/03/95(1)